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                                                                EXHIBIT 99.7

For Immediate Release
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Contact:  David S. Kay                    investors:        Stefanie King/
          Vice President and                                Cristina Ruperto
          Chief Financial Officer                           Edelman Financial
          Capital Automotive REIT                           (212)704-8291/8106
          (703) 288-3075                  media:            Nick Ragone
                                                            Edelman Financial
                                                            (212) 704-4552

                 CAPITAL AUTOMOTIVE REIT SUBSIDIARIES CLOSE ON
                      $150 MILLION 10 YEAR SECURED NOTES

McLean, VA, November 23, 1998 -- Capital Automotive REIT (Nasdaq: CARS) announced today that subsidiaries of the Company have closed $150 million of ten-year secured notes through an affiliate of Deutsche Bank North America. The notes, with an annual 7.67% fixed interest rate, mature on December 1, 2008. Monthly payments of interest only are due during the initial two years. Thereafter, monthly principal and interest payments will be payable on a 25-year amortization schedule. Proceeds from the notes will be used to repay short-term bank financing and fund acquisitions currently in the Company's pipeline.

Thomas D. Eckert, president and chief executive officer, stated, "The financing is one of the largest single real estate mortgage transactions involving franchised automotive dealership properties in the credit markets. These notes are secured by 60 properties and validate our strategy of securing financing for our long-term credit needs through the capital markets. To successfully accomplish this financing in the current market environment speaks to our stringent underwriting standards and the high quality of our asset base. As the only public REIT focused on automotive retail properties, we continue to see substantial opportunities to acquire assets at attractive yields, thereby enhancing shareholder value."

Capital Automotive REIT, headquartered in McLean, Virginia, is a self-administered, self-managed real estate investment trust formed to acquire the real property and improvements used by operators of multi-site, multi-franchised motor vehicle dealerships and motor vehicle related business. As of September 30, 1998, Capital Automotive has acquired $413 million of automotive retail properties. Additional information on Capital Automotive REIT is available on the Company's website at www.capitalautomotive.com.

The matters discussed in this press release include forward-looking statements. In addition, when used in this press release, the words "intends to," "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the general economic climate, the supply of and demand for
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automotive properties, interest rate levels, the availability of financing, and other risks associated with the acquisition and leasing of properties, including risks that the tenants will not pay rent or that operating costs may be greater than anticipated and the other risk factors set forth in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

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